Kingstone CEO Meryl Golden Issues Shareholder Letter Following Record 2025 Results, Outlines Measured Expansion into California
Kingston, NY — April 1, 2026 – Kingstone Companies, Inc. (Nasdaq: KINS) (“Kingstone” or the “Company”), a Northeast regional property and casualty insurance holding company, today released the following letter to shareholders from President and Chief Executive Officer Meryl Golden regarding the Company’s entry into the California excess and surplus lines homeowners market.
Dear Fellow Shareholders,
Four years ago, Kingstone was an underperforming business. We were overexposed in states where we had no competitive advantage, selling a product that did not match rate to risk and running at a 41% net expense ratio. We made a series of difficult but necessary decisions—reducing our footprint in unprofitable states and segments, changing our product and risk appetite, rebuilding our claims organization, and fundamentally restructuring our cost base. Today, those decisions have reshaped Kingstone into a far more focused and profitable company.
In 2025, we delivered the strongest financial performance in our history. Net income more than doubled to $40.8 million, diluted EPS increased 95% to $2.88, and our combined ratio improved to 75%, driving a 43% return on equity. Since year-end 2023, we have grown direct premiums written by 39% while improving our combined ratio by 30 points. Importantly, this performance is structural, not simply weather-driven, and validates the strength and durability of the platform we have built.
In 2025 we announced our 5-year growth plan, to achieve $500 million in written premium by year-end 2029, doubling the size of the company, by continuing our organic and inorganic growth in New York and expanding into new geographies. Recently we announced that we intend to enter the California market as our first expansion state in Q2 2026. To reduce the volatility in our earnings and risk overall, it is imperative that we diversify from our current geographic concentration in a single state and a single regulatory environment. The purpose of this letter is to share more information about the California market, why this is a tremendous opportunity for us, and our approach.
Why California. Why Now.
The logic is straightforward. California is one of the largest homeowners markets in the country with over $15 billion in premium, almost double the market size of New York. We worked with an advisory firm to evaluate a large number of catastrophe-exposed states against the factors that matter most: market size and profitability, competitive dynamics, regulatory and legislative environments, diversification benefit, and peril characteristics. California ranked first.
California’s admitted carriers continue to experience substantial regulatory hurdles including a protracted rate approval process (the longest in the country), restrictions on the use of catastrophe modeling, and limitations on incorporating reinsurance costs into pricing, among other factors. These factors have resulted in rate inadequacy and capacity restrictions by many of the largest carriers. Admitted market capacity is expected to remain constrained for years as it will take considerable time for regulatory change to take hold and for admitted carriers to get the rate they need.
Given admitted carriers pullback, there is a strong need for capacity. This capacity has been filled largely by Excess & Surplus (E&S) writers, with growth of 32% in 2025, and whose market share is now 7% of the total California homeowners market. The FAIR Plan has also grown 55% over the last 15 months alone (42% CAGR).  Many of the E&S competitors in California are the same managing general agents and carriers that we already compete with, and outperform, in downstate New York.
Carriers writing on an E&S basis are subject to less regulation than admitted carriers because the insurance products are not filed with the state.  E&S carriers can properly match rate to risk, set prices that allow them to achieve targeted returns, and respond rapidly to changing market conditions.  We plan to write in California on an E&S basis. The flexibility E&S affords us is a key reason we believe the California opportunity is so attractive.
Our entry into California is deliberately structured to be immaterial to near-term results and tightly risk-controlled. We view California as both a volume opportunity and a pricing opportunity. The dislocation in the admitted market has created pockets where risk can be appropriately priced, and we intend to participate selectively where we believe returns are attractive. Many low-risk homeowners have few coverage options, allowing us to be selective and build a high-quality book of business with limited aggregation risk.
We will also achieve diversification benefits by adding California to our portfolio. No state is more diversifying to our New York footprint than California.
Same Differentiators, New Geography
What gives Kingstone the ability to compete in California is the same playbook that has been successful in New York.
First, pricing sophistication. We developed a California-specific Select product with the same actuarial advisory firm that helped us build Select for New York. It matches rate to risk at the peril level and uses market-leading wildfire models both to determine risk acceptability and for rating. We will target low-to-moderate wildfire exposure. Through effective risk selection, we will seek to mitigate a significant percentage of the projected cost of wildfires while declining only a small percentage of exposures that do not meet our risk appetite. We will also use a market-leading model to manage our risk accumulation in real time to ensure our book is not concentrated, a critical aspect of managing wildfire exposure.
Second, the way we serve agents. We are looking for long-term partnerships and will be approaching the market in a differentiated way versus much of our competition. We will focus on ease of use for the producer and will offer instant quoting and binding, direct billing, designated underwriters, and our own claims management. I traveled to California recently to meet with agents, and the demand for a carrier that prioritizes relationships and ease of use was evident.
Third, expense efficiency. A 30% expense ratio gives us a structural advantage versus many of our competitors, allowing us to be more competitive and have higher margins on the business we write. Our platform is scalable and the costs of entering California are not material.
And last, claims execution. While we will use independent adjusters for field estimates initially, Kingstone’s claims organization will manage all claims, ensuring we pay only what is required by contract while providing fast cycle times and excellent service to our policyholders. The largest peril in California is non-weather water, the same peril we manage every day in New York, so we feel very confident in our claims management capabilities.
Meeting This Moment with Discipline
Today’s entry into California is built on a different foundation. We project that California will represent less than 5% of 2026 premium, with New York remaining more than 95% of our business. Even in our current projections through 2029, New York would still represent 80% of our premium. We have placed a 30% quota share on all California business, out of an abundance of caution, and plan to extend our low first-event catastrophe retention and robust reinsurance to wildfire as well. We will scale only when we are confident that we are pricing and underwriting effectively and our results support it. We will not chase volume at the expense of underwriting discipline. If market conditions change or our results do not meet expectations, we can quickly adjust or curtail our writings given the flexibility of the E&S model. Our approach is intentionally incremental and reversible.
Looking Forward
Kingstone has proven itself as an expert writer of catastrophe-exposed property insurance. Our results are market-leading, not just in New York but relative to property insurers nationally. It is the right time to utilize the expertise we have demonstrated to scale the business.
California represents a tremendous opportunity to accelerate our profitable growth trajectory by tripling our addressable market while also providing meaningful diversification benefits. We have developed a strategy utilizing our proven strengths in pricing, claims, and distribution to capitalize on current market conditions and to build a winning business.
Meryl Golden
President and Chief Executive Officer
Kingstone Companies, Inc.

About Kingstone Companies, Inc.
Kingstone is a Northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. Kingstone delivers tailored homeowners insurance solutions through its sophisticated product suite, Select, supported by a scalable and efficient operating platform that enables the Company to pursue significant market opportunities and strategic expansion. KICO was the 11th largest writer of homeowners insurance in New York in 2025 and is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Investor Relations Contact:
Elevate IR
KINS@elevate-ir.com
720-330-2829

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025.

The risks and uncertainties include, without limitation, the following:

  the risk of significant losses from catastrophes and severe weather events;
  risks related to the lack of a financial strength rating from A.M. Best;
  risks related to limitations on the ability of our insurance subsidiary to pay dividends to us;
  adverse capital, credit and financial market conditions;
  risks related to volatility in net investment income;
  the unavailability of reinsurance at current levels and prices;
  the exposure to greater net insurance losses in the event of reduced reliance on reinsurance;
  the credit risk of our reinsurers;
  the inability to maintain the requisite amount of risk-based capital needed to grow our business;
  the effects of climate change on the frequency or severity of weather events and wildfires;
  risks related to the limited market area of our business;
  risks related to a concentration of business in a limited number of producers;
  legislative and regulatory changes, including changes in insurance laws and regulations and their application by our regulators;
  the effects of competition in our market areas;
  our reliance on certain key personnel;
  risks related to security breaches or other attacks involving our computer systems or those of our vendors;
  our reliance on information technology and information systems; and
  the uncertainty relating to our geographic diversification strategy in entering the California market and other markets.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.